UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant   ☐

Filed by a Party other than the Registrant   ☒

Check the appropriate box:

☒           Preliminary Proxy Statement

☐           Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))

☐           Definitive Proxy Statement

☐          Definitive Additional Materials

☐           Soliciting Material Under Rule 14a-12

SILICON STORAGE TECHNOLOGY, INC.
(Name of Registrant as Specified in Its Charter)

RILEY INVESTMENT MANAGEMENT, LLC
BRYANT R. RILEY
DIALECTIC CAPITAL PARTNERS LP
DIALECTIC OFFSHORE, LTD.
DIALECTIC ANTITHESIS PARTNERS, LP
DIALECTIC ANTITHESIS OFFSHORE, LTD.
DIALECTIC CAPITAL MANAGEMENT, LLC
JOHN FICHTHORN
LUKE FICHTHORN
LLOYD I. MILLER, III
THE SST FULL VALUE COMMITTEE

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒          No fee required.

☐           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)           Title of each class of securities to which transaction applies:

(2)           Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)           Proposed maximum aggregate value of transaction:

(5)           Total fee paid:

☐           Fee paid previously with preliminary materials:

☐           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)           Amount previously paid:

(2)           Form, Schedule or Registration Statement No.:

(3)           Filing Party:

(4)           Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

PRELIMINARY COPY – SUBJECT TO COMPLETION, DATED JANUARY 15, 2010

The SST Full Value Committee

_________, 200_

Fellow Shareholders:

The attached proxy statement and the enclosed GOLD proxy card are being furnished to you, the shareholders of  Silicon Storage Technology, Inc., a California corporation  (“SST” or the “Company”), in connection with the solicitation of proxies by The SST Full Value Committee for use at the special meeting of shareholders of SST, and at any adjournments or postponements thereof (the “Special Meeting”), relating to the proposed acquisition (the “Merger”) of SST by certain entities controlled by Prophet Equity LP and members of the Company’s management team, including Bing Yeh, SST’s Chairman and Chief Executive Officer, and Yaw Wen Hu, SST’s Executive Vice President and Chief Operating Officer.  In connection with the proposed Merger, SST entered into an Agreement and Plan of Merger, dated as of November 13, 2009, with Technology Resources Holdings, Inc., a Delaware corporation (“Parent”), and Technology Resources Merger Sub, Inc., a California corporation and wholly-owned subsidiary of Parent.

Pursuant to the attached proxy statement, we are soliciting proxies from holders of shares of SST common stock to vote AGAINST the proposed Merger.

The Special Meeting will be held on [________, ________ __], 2010 at [__:__], [____] Time, at the Company’s offices located at 1020 Kifer Road, Sunnyvale California 94086.

We urge you to carefully consider the information contained in the attached proxy statement and then support our efforts by signing, dating and returning the enclosed GOLD proxy card today.  The attached proxy statement and the enclosed GOLD proxy card are first being furnished to the shareholders on or about [_________ __], 2010.

If you have already voted for management’s proposals relating to the Merger, you have every right to change your vote by signing, dating and returning a later dated proxy card.

If you have any questions or require any assistance with your vote, please contact Okapi Partners, which is assisting us, at their address and toll-free numbers listed on the following page.

Thank you for your support,

The SST Full Value Committee

If you have any questions, require assistance in voting your GOLD proxy card, or need additional copies of the Committee’s proxy materials, please call

Okapi Partners
780 Third Avenue, 30th Floor
New York, NY 10017
Stockholders Call Toll-Free at: (877) 285-5990
Banks and Brokers Call Collect at: (212) 297-0720
info@okapipartners.com

PRELIMINARY COPY—SUBJECT TO COMPLETION, DATED JANUARY 15, 2010

SPECIAL MEETING OF SHAREHOLDERS

OF

SILICON STORAGE TECHNOLOGY, INC.

_________________________

PROXY STATEMENT

OF

THE SST FULL VALUE COMMITTEE

_________________________

PLEASE SIGN, DATE AND MAIL THE ENCLOSED GOLD PROXY CARD TODAY

The members of The SST Full Value Committee (the “Committee” or “we”) are significant shareholders of Silicon Storage Technology, Inc. (“SST” or the “Company”).  The Committee is writing to you in connection with the proposed acquisition (the “Merger”) of SST by certain entities (the “Acquisition Entities”) controlled by Prophet Equity LP and certain members of the Company’s management team.  The Board of Directors of SST (the “Board”) has scheduled a special meeting of shareholders for the purpose of approving the proposed Merger (the “Special Meeting”).  The Special Meeting is scheduled to be held on [_________, _________ __], 2010 at [__:__] a.m., [____] Time, at the Company’s offices located at 1020 Kifer Road, Sunnyvale California 94086.  In connection with the proposed Merger, SST entered into an Agreement and Plan of Merger, dated as of November 13, 2009, with Technology Resources Holdings, Inc., a Delaware corporation (“Parent”), and Technology Resources Merger Sub, Inc., a California corporation and wholly-owned subsidiary of Parent (the “Merger Agreement”).

The Committee opposes the proposed Merger and Merger Agreement because we believe that:

•	the $2.10 per share Merger consideration to be paid to the Company’s shareholders in the proposed Merger is wholly inadequate and significantly undervalues the Company;

•	the Merger is ill-conceived and the process that led to the signing of the Merger Agreement raises serious questions; and

•	better alternatives exist for maximizing shareholder value.

You should refer to the information set forth under the heading “REASONS TO DEFEAT THE PROPOSED MERGER” for a more detailed explanation of the Committee’s reasons for opposing the proposed Merger and Merger Agreement.

The Committee is soliciting proxies from the shareholders of SST AGAINST the following Merger-related proposals (collectively, the “Merger Proposal”):

1.           The Company’s proposal to approve the Merger Agreement and approve the principal terms of the merger as contemplated by the Merger Agreement; and

2.           The Company’s proposal to vote to adjourn the Special Meeting, if necessary, for the purpose of soliciting additional proxies to vote in favor of the approval of the principal terms of the Merger and adoption of the Merger Agreement.

The Committee is composed of Riley Investment Management LLC, a Delaware limited liability company (“RIM”), Bryant R. Riley, Dialectic Capital Management, LLC, a Delaware limited liability company (“DCM”), Dialectic Capital Partners, LP, a Delaware limited partnership (“DCP”), Dialectic Offshore, Ltd., a Cayman Islands exempted company (“DOF”), Dialectic Antithesis Partners, LP, a Delaware limited partnership (“DAP”), Dialectic Antithesis Offshore, Ltd., a Cayman Islands exempted company (“DAO”), John Fichthorn, Luke Fichthorn and Lloyd I. Miller, III.

Mr. Riley is a former director of SST.  Mr. Riley voted against the Merger Agreement prior to resigning as a member of the SST Board.  RIM, DCM, DCP, DOF, DAP, DAO, Bryant Riley, John Fichthorn, Luke Fichthorn and Lloyd I. Miller, III are deemed participants in this proxy solicitation.  For additional information concerning the members of the Committee and the participants in this proxy solicitation, please refer to the information set forth under the heading “Other Participant Information.”  This Proxy Statement and the GOLD proxy card are first being furnished to SST’s shareholders on or about [___________].

SST has set the record date for determining shareholders entitled to notice of and to vote at the Special Meeting as [_________] (the “Record Date”).  The principal executive offices of SST are located at 1020 Kifer Road, Sunnyvale, California 94086.  Shareholders of record at the close of business on the Record Date will be entitled to vote at the Special Meeting.  As of the Record Date, there were [_____] shares of common stock, $0.01 par value per share (the “Shares”) outstanding and entitled to vote at the Special Meeting.  As of [________], the approximate date on which the Committee expects to mail this Proxy Statement to the shareholders, the Committee, together with all of the participants in this solicitation, are the collective beneficial owners of an aggregate of 15,619,364 Shares, which represents approximately 16.3% of the Shares outstanding.  Of the Shares beneficially owned by the members of the Committee, 13,354,140 of such Shares may be voted by the members of the Committee at the Special Meeting.  The participants in this solicitation intend to vote such Shares AGAINST the Company’s Merger proposals.

According to the Company’s proxy statement filed with the Securities and Exchange Commission (the “SEC”) on [__________], approval of the principal terms of the Merger and adoption of the Merger Agreement will require the affirmative vote of (1) the holders of a majority of the outstanding shares of SST common stock represented and voting at the Special Meeting, excluding shares held by Mr. Yeh and Dr. Hu and certain of their affiliates, and (2) the holders of a majority of the outstanding shares of SST common stock as of the record date.

THIS SOLICITATION IS BEING MADE BY THE COMMITTEE AND NOT ON BEHALF OF THE BOARD OF DIRECTORS OR MANAGEMENT OF SST.  THE COMMITTEE IS NOT AWARE OF ANY OTHER MATTERS TO BE BROUGHT BEFORE THE SPECIAL MEETING.  SHOULD OTHER MATTERS, WHICH THE COMMITTEE IS NOT AWARE OF A REASONABLE TIME BEFORE THIS SOLICITATION, BE BROUGHT BEFORE THE SPECIAL MEETING, THE PERSONS NAMED AS PROXIES IN THE ENCLOSED GOLD PROXY CARD WILL VOTE ON SUCH MATTERS IN THEIR DISCRETION.

THE COMMITTEE URGES YOU TO SIGN, DATE AND RETURN THE GOLD PROXY CARD TO VOTE AGAINST THE MERGER PROPOSAL.

IF YOU HAVE ALREADY SENT A [WHITE] PROXY CARD FURNISHED BY SST MANAGEMENT TO THE BOARD, YOU MAY REVOKE THAT PROXY AND VOTE AGAINST THE MERGER PROPOSAL BY SIGNING, DATING AND RETURNING THE ENCLOSED GOLD PROXY CARD.  THE LATEST DATED PROXY IS THE ONLY ONE THAT COUNTS.  ANY PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE SPECIAL MEETING BY DELIVERING A WRITTEN NOTICE OF REVOCATION OR A LATER DATED PROXY FOR THE SPECIAL MEETING TO THE COMMITTEE, C/O OKAPI PARTNERS, WHICH IS ASSISTING IN THIS SOLICITATION, OR TO THE SECRETARY OF SST, OR BY VOTING IN PERSON AT THE SPECIAL MEETING.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON _______

The proxy materials are available at http://www.myproxyonline.com/okapimaterials

IMPORTANT

Your vote is important, no matter how many or how few Shares you own.  The Committee urges you to sign, date, and return the enclosed GOLD proxy card today to vote AGAINST the Merger Proposal.

The Committee does not believe that the Merger is in the best interest of the Company’s shareholders.  A vote AGAINST the Merger Proposal will enable you – as the owners of SST – to send a message to the Board that you are committed to maximizing the value of your Shares and that you will not approve a proposed transaction that does not fully and fairly value your Shares.

●	If your Shares are registered in your own name, please sign and date the enclosed GOLD proxy card and return it to the Committee, c/o Okapi Partners, in the enclosed envelope today.

●
If your Shares are held in a brokerage account or bank, you are considered the beneficial owner of the Shares, and these proxy materials, together with a GOLD voting form, are being forwarded to you by your broker or bank.  As a beneficial owner, you must instruct your broker, trustee or other representative how to vote.  Your broker cannot vote your Shares on your behalf without your instructions.

●
Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the Internet.  Please refer to the enclosed voting form for instructions on how to vote electronically.  You may also vote by signing, dating and returning the enclosed voting form.

If you have any questions regarding your proxy,
or need assistance in voting your Shares by telephone or Internet, please call:

Okapi Partners
780 Third Avenue, 30th Floor
New York, NY 10017
Stockholders Call Toll-Free at: (877) 285-5990
Banks and Brokers Call Collect at: (212) 297-0720
info@okapipartners.com

PROPOSAL NO. 1

APPROVAL OF MERGER AGREEMENT

You are being asked by SST to approve the Merger Agreement.  For the reasons discussed below, we oppose the proposed Merger and Merger Agreement.  To that end, we are soliciting your proxy to vote AGAINST Proposal No. 1.

We urge you to demonstrate your opposition to the proposed Merger and to send a message to the Board that the proposed Merger is not in the best interest of shareholders by signing, dating and returning the enclosed GOLD proxy card as soon as possible.

REASONS TO DEFEAT THE PROPOSED MERGER

I.	THE $2.10 PER SHARE MERGER CONSIDERATION IS INADEQUATE AND DOES NOT FULLY REFLECT THE COMPANY’S INTRINSIC VALUE

The Committee believes that the intrinsic value of SST is much greater than the $2.10 per Share Merger consideration.

The Merger consideration represents an insignificant premium to the average closing price of the Shares of $2.07 for the 20 trading days preceding the announcement of the Merger Agreement on November 13, 2009. In fact, SST’s Shares recently traded at prices substantially higher than $2.10, closing as high as $2.53 on October 9, 2009. It therefore stands to reason that the Board was contemplating a Merger at a lower price per Share than the price at which the Company’s Shares were trading at certain times during the negotiations of the Merger Agreement. Furthermore, since the signing of the Merger Agreement, the Company’s stock has been consistently trading at prices higher than the proposed $2.10 per Share offer price, closing at $2.78 on January 8, 2010.

We believe the proposed offer price of $2.10 is grossly unfair to current shareholders because it does not take into consideration any growth potential from any future restructuring or value-enhancing activities and because it only represents a modest premium to the prevailing market price.  The Committee also believes that there are several shortcomings in the analysis used by the strategic committee of the SST Board composed of independent directors (the “Strategic Committee”) to justify the low takeover premium.

The Merger Assigns a Negative Enterprise Value to the Company:

At $2.10 per Share, the Board is seeking to consummate a transaction that assigns a negative enterprise value to our Company.  As of September 30, 2009, SST’s had net cash and long-term investments of approximately $211.6 million, or $10.3 million more than the amount that shareholders will receive in the aggregate if the Merger is consummated.  Given the intrinsic value that we believe exists in the Company’s intellectual property, royalty stream and position in the NOR Flash marketplace, shareholders are being under-compensated in connection with Merger.  The current proposal values the three operating businesses of memory, non-memory and the technology licensing business at zero assuming the acquirors liquidate the Company’s cash, short-term investments, and long-term investments to finance the majority of the acquisition.

Shortcomings in the Houlihan Lokey Fairness Analysis:

The Committee believes that the fairness analysis performed by Houlihan Lokey was flawed in several respects.  As one example, we believe Houlihan Lokey attributed an arbitrary number for the Company’s cash and cash equivalents $180MM instead of using $211.6 million, as reported on the Company’s balance sheet at Sept 2009.  Additionally, we believe that Houlihan Lokey improperly relied upon and included a number of irrelevant companies and transactions in order to formulate a comparable group that would support the Merger.

The Committee Therefore Believes that the $2.10 Consideration is Inadequate

The transaction comes at a time when the semiconductor industry as a whole has reported a significant improvement in business fundamentals.  While the Company has yet to participate in the rebound to the same extent as other companies in the semiconductor industry, owing in part to poor strategic decisions and direction by the Board and management team, we believe it is poised to do so in the near-term.  Yet, management is opportunistically undertaking this Merger at a multi-year low in the Company’s own stock price.

 In fact, on the earnings call and in the earnings release in connection with the Company’s fiscal 2009 third quarter results, management spoke of recent positive results and progress.  We agree with management’s overall assessment that conditions at the Company are improving.   Yet, if the proposed Merger is consummated, Mr. Yeh, Dr. Hu and Prophet Equity would stand to reap the benefits of the Company’s recent positive results and progress, as opposed to the long-term shareholders who have waited patiently through years of poor operating and stock performance for the underlying value of their Shares to finally be unlocked. The Committee believes it is grossly unfair for the Company’s shareholders to be denied the opportunity to participate in the Company’s future growth outlook, especially when the Company can engage in similar value-enhancing activities as the private equity buyers are likely to undertake.

Based on the factors outlined above, we question how the Strategic Committee could conclude that the sale of the Company at a price of $2.10 per Share is in the best interests of the Company’s stockholders.

II.	THE MERGER IS ILL-CONCEIVED AND THE PROCESS THAT LED TO THE SIGNING OF THE MERGER AGREEMENT RAISES SERIOUS QUESTIONS

The Committee’s significant reservations about the proposed Merger extend beyond the inadequate price. We  have  serious  concerns  with  how the management-led buyout process was conducted, including defects in the bidding process, shortcomings in  the  buyout agreement itself and the conflict  of  interest brought about by the participation in the transaction of SST’s Chairman  and CEO and COO.  The Committee believes the principal reason that the Merger consideration is inadequate and fails to provide full and fair value for the Shares is because the Company undertook a sale process at the wrong time and because the sale process was tainted by conflicts of interest.

In our opinion, the Strategic Committee and the full board itself have not lived up to   their responsibilities to SST’s public shareholders by approving the Merger which, among other things, fails to reflect licensing growth opportunities which SST has in place for years to come.  The Strategic Committee’s role is to focus on the best interests of all the Company’s shareholders and we believe that clearly required an assessment of the long-term value of the Company and the steps that the Company could take on its own to realize that value. A fairness opinion from an investment banking firm is not an adequate reason to justify a merger at $2.10 per Share when there are clearly better alternatives.

III.	A BETTER ALTERNATIVE EXISTS FOR MAXIMIZING SHAREHOLDER VALUE

Instead of selling the Company today at a discount to Mr. Yeh, Dr. Hu and the private equity entities, the Committee believes that the Company should first engage in value-enhancing activities of its own, which we believe would clearly enhance shareholder value for all of us. More specifically, we believe that:

(i)           Operating expenses should be reduced;

(ii)           Non-core product lines should be shut down or divested; and

(iii)           The value of the licensing stream should be maximized.

The Committee does not believe a sale of the Company as it is still in a depressed financial condition is in the best interest of shareholders. The Committee believes that if the Company were to take certain steps, the Company’s Shares could be worth significantly more in both the short and long term.

We believe that the existing Board and management team has made and continues to make the wrong choices by (i) not holding management accountable, (ii) overseeing a significant rise in the Company’s cost structure of the Company (iii) failing to fix the Company’s capital structure (iv) overseeing a stagnant stock price and (v) selling the Company at a discounted valuation for an inadequate premium to a group of acquirors which includes the Company’s Chairman & CEO and COO.

We believe that the Company needs an experienced board dedicated to aggressively improving business operations and enhancing value. The decision to approve the ill-advised Merger clearly demonstrates that the current Board lacks this commitment.

We believe the Company’s Board should be composed of individuals with industry expertise and turnaround experience who would be committed to focusing on restructuring activities and fixing the capital structure of the Company. We believe that SST can remain a public company and can undertake many of the same value-enhancing activities that would likely be taken by any private equity purchasers. By staying a public company, the public shareholders stand to reap the benefits of the Company’s operational and financial restructuring instead of the management and private equity owners gaining those rewards.

The Committee urges you to vote against the Merger proposal by signing, dating and returning the enclosed GOLD proxy card as soon as possible.

PROPOSAL NO. 2

PROPOSAL TO APPROVE MOTION TO ADJOURN OR POSTPONE THE SPECIAL MEETING

You are being asked by SST to approve a proposal to grant the Company authority to vote your Shares to adjourn the meeting, if necessary, to provide additional time to solicit additional proxies in favor of approving the principal terms of the Merger and adoption of the Merger Agreement.  For the reasons discussed above, we oppose the proposed Merger.  To that end, we are soliciting your proxy to vote AGAINST Proposal No. 2.

The Committee urges you to vote AGAINST SST’s proposal to approve any motion to adjourn the Special Meeting, if necessary, for the purpose of soliciting additional proxies to vote in favor of the approval of the principal terms of the Merger and adoption of the Merger Agreement.

CONSEQUENCES OF DEFEATING THE PROPOSED MERGER

In the event that (i) the Merger Agreement is terminated by the Company or Parent because the shareholders’ meeting to consider approval of the Merger Agreement under the California Corporations Code concludes without the approval by the Company’s shareholders of the Merger Agreement, (ii) prior to such termination, any acquisition proposal has been made known to the Company or publicly disclosed and (iii) within twelve months after such termination, the SST Board recommends or the Company, or any of its affiliates, consummate, or become party to, an acquisition agreement with respect to any acquisition proposal (which need not be the same acquisition proposal known prior to termination), then the Company must pay a termination fee of $7,045,281 to Parent.

In addition, in the event that the Merger Agreement is terminated by the Company or Parent because the shareholders’ meeting to consider approval of the Merger Agreement under the California Corporations Code concludes without the approval by the Company’s shareholders of the Merger Agreement and prior to such termination, any acquisition proposal has been made known to the Company or publicly disclosed, then the Company will reimburse Parent’s reasonable out-of-pocket fees and expenses whenever incurred, up to a limit of $2,000,000.

We do not believe that our actions to date have constituted an Acquisition Proposal and would strongly disagree with any view to the contrary. However, we cannot be certain that an Acquisition Proposal will not be announced, disclosed or otherwise communicated to the Board prior to the Special Meeting or that the Acquisition Entities will not claim that our actions have constituted an Acquisition Proposal such that they are entitled to, in the circumstances described above, payment of the termination fee. In addition, if the Acquisition Entities make such assertions, despite our view to the contrary, it is possible that the Board will conclude that we have made an Acquisition Proposal and authorize payment of such amount.

In the event the Merger is defeated, we would likely seek to nominate a slate composed of a majority of independent directors for election to the Board at the Company’s next meeting of shareholders at which directors are to be elected, and who we believe will take all necessary steps to consider all options to maximize shareholder value. However, there can be no assurance that if the Merger is defeated that an alternative transaction will be presented to the shareholders in the future and, even if an alternative merger transaction is presented to the shareholders, that it will be for consideration equal to or in excess of the consideration to be paid in the Merger.  If SST continues as an independent public company, there can be no assurance that its share price will remain at or exceed recent trading levels.

VOTING AND PROXY PROCEDURES

Only shareholders of record on the Record Date will be entitled to notice of and to vote at the Special Meeting. Each Share is entitled to one vote.  Shareholders who sell Shares before the Record Date (or acquire them without voting rights after the Record Date) may not vote such Shares.  Shareholders of record on the Record Date will retain their voting rights in connection with the Special Meeting even if they sell such Shares after the Record Date.  Based on publicly available information, the Committee believes that the only outstanding class of securities of SST entitled to vote at the Special Meeting is the Shares.

Shares represented by properly executed GOLD proxy cards will be voted at the Special Meeting as marked and, in the absence of specific instructions, will be voted AGAINST the proposed Merger and AGAINST the proposal to approve any motion to adjourn or postpone the Special Meeting to permit the further solicitation of proxies to establish a quorum or to obtain additional votes in favor of Proposal 1 at the Special Meeting, and, in the discretion of the persons named as proxies, on all other matters as may properly come before the Special Meeting.

QUORUM

According to the Company’s proxy statement, on the record date, [______] shares of SST common stock were issued and outstanding and held by approximately [______] holders of record. A quorum will be present at the Special Meeting if a majority of the outstanding shares of SST common stock entitled to vote on the record date are represented in person or by proxy. All Shares that are voted “FOR”, “AGAINST” or “ABSTAIN” on any matter will count for purposes of establishing a quorum and will be treated as Shares entitled to vote at the Special Meeting.

VOTES REQUIRED FOR APPROVAL

The approval of the principal terms of the Merger and adoption of the Merger Agreement require the affirmative vote of (1) the holders of a majority of the outstanding shares of SST common stock on the record date and (2) the holders of a majority of the outstanding shares of SST common stock represented and voting at the Special Meeting, excluding shares held by Mr. Yeh and Dr. Hu. If you abstain from voting or do not vote, either in person or by proxy, it will have the same effect as a vote against the approval of the principal terms of the Merger and adoption of the Merger Agreement. The approval of the adjournment of the Special Meeting requires the affirmative vote of the holders of a majority of the shares of SST common stock present, in person or by proxy, at the Special Meeting (excluding abstentions).

Shareholders may cast their votes by marking the ballot at the meeting or by specific voting instructions sent with a signed proxy to either the Committee in care of Okapi Partners at the address set forth on the back cover of this Proxy Statement or to the Company at 1020 Kifer Road, Sunnyvale, California 94086, or any other address provided by the Company.

VOTING OF PROXIES; ABSTENTIONS; BROKER NON-VOTES

All shares represented by properly executed proxies received in time for the Special Meeting will be voted at the Special Meeting in the manner specified by the holders. Properly executed GOLD proxy cards that do not contain voting instructions will be voted “against” the approval of the principal terms of the Merger and adoption of the Merger Agreement and “against” approval of the proposal to adjourn the Special Meeting, if necessary.

To vote, please complete, sign, date and return the enclosed GOLD proxy card or, to appoint a proxy over the Internet or by telephone, follow the instructions provided herein.  If you attend the Special Meeting and wish to vote in person, you may withdraw your proxy and vote in person.  If your shares are held in the name of your broker, bank or other nominee, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Special Meeting.

Shares of SST common stock represented at the Special Meeting but not voted, including shares of SST common stock for which proxies have been received but for which shareholders have abstained, will be treated as present at the Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

Shares held in street name that are present by proxy will be considered as Votes Present for purposes of determining whether a quorum is present.  With regard to certain proposals, the holder of record of Shares held in street name is permitted to vote as it determines, in its discretion, in the absence of direction from the beneficial holder of the Shares.

Only shares affirmatively voted for the approval of the principal terms of the Merger and adoption of the Merger Agreement, including properly executed proxies that do not contain specific voting instructions, will be counted for that proposal. If you abstain from voting, it will have the same effect as a vote against the approval of the principal terms of the Merger and adoption of the Merger Agreement, but no effect on the proposal to adjourn the Special Meeting. If you do not execute a proxy card, it will have the same effect as a vote against the approval of the principal terms of the Merger and adoption of the Merger Agreement and will have no effect on the proposal to grant authority to adjourn the Special Meeting.

Brokers who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to approval of non-routine matters, such as the approval of the principal terms of the Merger and adoption of the Merger Agreement and, as a result, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote those shares, referred to generally as “broker non-votes.” Broker non-votes will be treated as shares that are present at the Special Meeting for purposes of determining whether a quorum exists and will have the same effect as votes “against” the approval of the principal terms of the Merger and adoption of the Merger Agreement and on the proposal to grant the persons named as proxies the authority to adjourn the Special Meeting.

No business may be transacted at the Special Meeting other than the proposal to approve the principal terms of the Merger and adopt the Merger Agreement and, if necessary, the proposal to adjourn the Special Meeting.

REVOCATION OF PROXIES

Shareholders of SST may revoke their proxies at any time prior to exercise by attending the Special Meeting and voting in person (although attendance at the Special Meeting will not in and of itself constitute revocation of a proxy) or by delivering a written notice of revocation.  The delivery of a subsequently dated proxy which is properly completed will constitute a revocation of any earlier proxy.  The revocation may be delivered either to the Committee in care of Okapi Partners at the address set forth on the back cover of this Proxy Statement or to SST at 1020 Kifer Road, Sunnyvale, California 94086, or any other address provided by SST.  Although a revocation is effective if delivered to SST, the Committee requests that either the original or photostatic copies of all revocations be mailed to the Committee in care of Okapi Partners at the address set forth on the back cover of this Proxy Statement so that the Committee will be aware of all revocations and can more accurately determine if and when proxies have been received from the holders of record on the Record Date of a majority of the outstanding Shares.  Additionally, Okapi Partners may use this information to contact shareholders who have revoked their proxies in order to solicit later dated proxies against the Company’s proposals in connection with the Merger.

DISSENTERS’ RIGHTS

If the proposed Merger is completed, shareholders are entitled to dissenters’ rights under Chapter 13 of the California Corporations Code, or Chapter 13, provided that they comply with the conditions established by Chapter 13.  Under Chapter 13, if you do not wish to accept the Merger consideration as provided for in the Merger Agreement in exchange for the shares of SST common stock that you hold, you may exercise your dissenters’ rights and elect to have the fair market value of your shares (exclusive of any appreciation or depreciation in consequence of the accomplishment of the Merger) judicially determined and paid to you in cash, together with a fair rate of interest, if any, provided that you comply with the provisions of Chapter 13, as more fully explained in the Company’s Proxy Statement.

IF YOU WISH TO VOTE AGAINST THE MERGER PROPOSAL, PLEASE SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED GOLD PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

SOLICITATION OF PROXIES

The solicitation of proxies pursuant to this Proxy Statement is being made by the Committee.  Proxies may be solicited by mail, facsimile, telephone, telegraph, in person and by advertisements.  The Committee will not solicit proxies via the Internet.

The Committee has entered into an agreement with Okapi Partners for solicitation and advisory services in connection with this solicitation, for which Okapi Partners will receive a fee not to exceed $75,000, together with reimbursement for its reasonable out-of-pocket expenses.  Okapi Partners will solicit proxies from individuals, brokers, banks, bank nominees and other institutional holders.  The Committee has requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the Shares they hold of record.  The Committee will reimburse these record holders for their reasonable out-of-pocket expenses in so doing.  It is anticipated that Okapi Partners will employ approximately 25-40 persons to solicit SST’s shareholders for the Special Meeting.

The entire expense of soliciting proxies is being borne by the Committee pursuant to the terms of the Joint Filing and Solicitation Agreement (as defined below).  Costs of this solicitation of proxies are currently estimated to be approximately $[_________].  The Committee estimates that through the date hereof, its expenses in connection with this solicitation are approximately $[___________].

If the Committee is successful in its solicitation of proxies to defeat the proposed Merger at the Special Meeting, then it intends to seek reimbursement from the Company for its expenses incurred in connection therewith.

OTHER PARTICIPANT INFORMATION

Each member of the Committee is a participant in this solicitation.  Mr. Riley manages and owns all of the outstanding membership interests of RIM. RIM is the investment advisor to clients pursuant to investment advisory agreements.  The principal business address of RIM and Mr. Riley is 11100 Santa Monica Blvd. Suite 800 Los Angeles, California 90025.

The principal business of DCM is providing investment advice.  DCM is the investment manager of each of DCP, DOF, DAP and DAO.  The principal business of each of DCP, DOF, DAP and DAO is investing in securities.  John Fichthorn and Luke Fichthorn are each managing members of DCM, and their principal business is investment management.

The address of the principal office of each of DCM, DCP, DAP, John Fichthorn and Luke Fichthorn is 875 Third Avenue, 15th  Floor, New York, New York 10022.

The address of the principal office of each of DOF and DAO is c/o Goldman Sachs Administration Services, Hardwicke House, 2nd Floor, Hatch Street, Dublin 2, Ireland.

Mr. Miller’s principal occupation is investing assets held by or on behalf of his family, and his principal business address is 4550 Gordon Drive, Naples, Florida 34102.

As of [_________], RIM beneficially owned 2,715,489 shares held by its investment advisory clients, representing approximately 2.8% of the Shares outstanding.  As of [_______], RIM also shared voting and dispositive power over an additional 409,876 Shares held in accounts of its investment advisory clients, representing less than one percent of the Shares outstanding.  Mr. Riley, as the manager and owner of all of the outstanding membership interests of RIM, may be deemed to beneficially own the 2,715,489 Shares beneficially owned by RIM, representing approximately 2.8% of the Shares outstanding.

As of [_________], DCP beneficially owned 712,002 Shares, DOF beneficially owned 488,389 Shares, DAP beneficially owned 1,930,035 Shares and DAO beneficially owned 2,706,480 Shares, representing approximately less than one percent, less than one percent, 2.0% and 2.8%, respectively, of the Shares outstanding.

As of [_________], DCM (as the investment manager of each of DCP, DOF, DAP and DAO) and John Fichthorn and Luke Fichthorn (as the managing members of DCM) are deemed to be the beneficial owners of the (i) 712,002 Shares owned by DCP, (ii) 488,389 Shares owned by DOF, (iii) 1,930,035 Shares owned by DAP and (iv) 2,706,480 Shares owned by DAO, representing approximately 6.1% of the Shares outstanding.

Mr. Miller is an investment advisor to the trustee of Trust A-4. Trust A-4 was created pursuant to a Declaratory Judgment, signed by the Honorable Wayne F. Wilke for the Court of Common Pleas, Probate Division, Hamilton County, Ohio, on October 27, 1992, pursuant to which Trust A was split into four separate trusts.  Trust A was created pursuant to an Amended and Restated Trust Agreement, dated September 20, 1983 (the “Trust Agreement”).  Mr. Miller was named as the advisor to PNC Bank, Ohio, N.A. (formerly The Central Trust Company, N.A., Cincinnati, Ohio), the trustee named in the Trust Agreement.  Mr. Miller is the manager of Milfam LLC, an Ohio limited liability company established pursuant to the Operating Agreement of Milfam LLC, dated as of December 10, 1996. Milfam LLC is the general partner of Milfam II L.P. (“Milfam II”), a Georgia limited partnership established pursuant to the Partnership Agreement for Milfam II, dated December 11, 1996.  Mr. Miller is the custodian to certain accounts created pursuant to the Florida Uniform Gift to Minors Act (“UGMA”).  One such account (the “Alex UGMA”) is for the benefit of Alexandra Mr. Miller.  Mr. Miller is the grantor, trustee and/or co-trustee for certain generation skipping trusts (each a “GST”), including Catherine Miller GST, Kimberly Miller GST, Lloyd I. Miller GST, and Lloyd Crider GST (collectively, the “GSTs”).  Mr. Miller is the grantor and co-trustee with Kimberly Miller for a trust in favor of Alexandra Miller and Lloyd I. Miller, IV (“KSMTR”).

As of [_________], Mr. Miller may be deemed to beneficially own 6,657,093 Shares, representing approximately 6.9% of the Shares outstanding.  As of the date hereof, 2,265,224 of such beneficially owned Shares are owned of record by Trust A-4, 2,001,050 of such beneficially owned Shares are owned of record by Milfam II, 12,436 of such beneficially owned Shares are owned of record by Alex UGMA, 219,667 of such beneficially owned Shares are owned of record by Catherine Miller GST, 100,000 of such beneficially owned Shares are owned of record by Kimberly Miller GST, 175,000 of such beneficially owned Shares are owned of record by Lloyd I. Miller GST, 262,565 of such beneficially owned Shares are owned of record by Lloyd Crider GST, 135,882 of such beneficially owned Shares are owned of record by KSMTR, and 1,485,269 of such beneficially owned Shares are owned of record by Mr. Miller directly.

The Committee excludes for all purposes related to the Committee and its activities, the (i) 2,265,224 shares of Common Stock held by Trust A-4 and reported by Lloyd I. Miller III on Schedule 13D and (ii) 409,876 shares of Common Stock held by RIM’s investment advisory clients over which RIM has shared voting and dispositive power and reported by RIM and Mr. Riley on Schedule 13D. With respect to the shares held by Trust A-4, Mr. Miller agrees to take commercially reasonable efforts, consistent with his duties and responsibilities as an investment advisor and otherwise consistent with applicable law, to recommend to the trustee that the trustee vote the shares held by Trust A-4 in accordance with the recommendations of the Committee.

Each member of the Committee, as a member of a “group” for the purposes of Rule 13d-5(b)(1) of the Exchange Act, is deemed to beneficially own the Shares beneficially owned in the aggregate by the other members of the Committee.  Each member of the Committee disclaims beneficial ownership of such Shares.  For information regarding purchases and sales of securities of SST during the past two years by members of the Committee see Schedule I.

On December 30, 2009, the members of the Committee entered into a Joint Filing and Solicitation Agreement pursuant to which, among other things, the parties agreed to the joint filing on behalf of each of them of statements on Schedule 13D with respect to the securities of the Company and the Dialectic members of the Committee and Mr. Miller shall have the right to pre-approve all expenses incurred in connection with the Committee’s activities and agree to pay directly all such expenses on a pro rata basis between each Dialectic member and Mr. Miller based on the number of shares of Common Stock of the Company beneficially owned by such entities on December 30, 2009.

INFORMATION REGARDING SST AND THE MERGER

According to the Company’s Proxy Statement, SST is a California corporation with its principal executive office located at 1020 Kifer Road, Sunnyvale, California 94086; Telephone No. (408) 735-9110.

SST is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith is required to file reports, proxy statements and other information with the SEC. Reports, registration statements, proxy statements and other information filed by SST with the SEC, including the Company's Proxy Statement, are publicly available at the SEC website: www.sec.gov.

We note that the Company's Proxy Statement contains information regarding:

•	a summary term sheet of the Merger;

•	the terms of the Merger Agreement and the Merger and related transactions;

•	any reports, opinions and/or appraisals received by SST in connection with the Merger;

•	past contacts, transactions and negotiations by and among the parties to the Merger and their respective affiliates and advisors;

•	federal and state regulatory requirements that must be complied with and approvals that must be obtained in connection with the Merger;

•	security ownership of certain beneficial owners and management of the Company, including 5% owners;

•	the number of Shares outstanding as of the Record Date;

•	the trading prices of SST stock over time;

•	the establishment of a quorum;

•	the vote required for approval;

•	the treatment of abstentions and “broker non-votes;”

•	the compensation paid and payable to SST’s directors and executive officers;

•
the requirements for the submission of shareholder proposals to be considered for inclusion in the Company's proxy statement for the 2010 annual meeting of shareholders, in the event that the Merger Agreement and the Merger are not approved by the shareholders; and

•	SST, the Acquisition Entities and their respective affiliates.

OTHER MATTERS AND ADDITIONAL INFORMATION

The Committee is unaware of any other matters to be considered at the Special Meeting.  However, should other matters, which the Committee is not aware of a reasonable time before this solicitation, be brought before the Special Meeting, the persons named as proxies on the enclosed GOLD proxy card will vote on such matters in their discretion.

SHAREHOLDER PROPOSALS

According to the Company’s proxy statement, the Company will hold an Annual Meeting of Shareholders in 2010, or the 2010 Annual Meeting, only if the Merger is not completed. Proposals of shareholders that are intended to be presented at the 2010 Annual Meeting must be received at SST’s executive offices in Sunnyvale California no later than January 8, 2010 to be included in the proxy statement and proxy card related to such meeting.

Pursuant to SST’s bylaws, shareholders who wish to bring matters to be transacted or propose nominees for director at the 2010 Annual Meeting, if any, must provide certain information to us between January 24, 2010 and February 23, 2010. Shareholders are also advised to review SST’s bylaws, which contain additional requirements with respect to advance notice of shareholder proposals and director nominations.

See Schedule II for information regarding persons who beneficially own more than 5% of the Shares and the ownership of the Shares by the management of SST.

The information concerning SST contained in this Proxy Statement and the Schedules attached hereto has been taken from, or is based upon, publicly available information.

THE SST FULL VALUE COMMITTEE

[____________]

SCHEDULE I

TRANSACTIONS IN SECURITIES OF SST
DURING THE PAST TWO YEARS

Except as otherwise specified, all purchases and sales were made in the open market.

Shares of Common Stock Purchased / (Sold)	Price Per Share($)	Date of Purchase / Sale

I-1

SCHEDULE II

The following table is reprinted from the Company’s preliminary proxy statement on Form PREM 14A filed with the Securities and Exchange Commission on ________.

Security Ownership of Certain Beneficial Owners and Management

The following table presents certain information regarding the ownership of our common stock as of November 30, 2009 by:

•	each director;

•	our executive officers;

•	all of our executive officers and directors as a group; and

•	all those known by us to be beneficial owners of more than five percent of our common stock.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Beneficial ownership also includes shares of our common stock subject to options currently exercisable within 60 days of November 30, 2009. These shares are not deemed outstanding for purposes of computing the percentage ownership of each other person. Percentage of beneficial ownership is based on 95,854,157 shares of our common stock outstanding as of November 30, 2009. Unless otherwise indicated, the business address for each listed shareholder is 1020 Kifer Road, Sunnyvale, California 94086.

Name and Address of Beneficial Owner	Shares Issuable Pursuant to Options Exercisable Within 60 Days of November 30, 2009	Shares Beneficially Owned (Including the Number of Shares Shown in the First Column)
		Number	Percent
Directors and Executive Officers
Bing Yeh(1)	168,126	10,876,126	11.3%
Bertrand F. Cambou	—	—	—
James B. Boyd	130,104	130,104	*
Yaw Wen Hu(2)	312,874	1,209,052	1.3%
Derek J. Best	198,153	198,509	*
Paul S. Lui(3)	141,052	407,725	*
Chen Tsai	193,268	295,973	*
Ronald Chwang	114,000	275,613	*
Terry M. Nickerson	94,512	94,512	*
Edward Yao-Wu Yang	42,916	42,916	*
All officers and directors as a group (10 persons)	1,395,005	12,135,525	13.9%
5% Shareholders
Prophet Equity LP(4)	—	12,134,054	12.7%
Dimensional Fund Advisors LP(5)	—	8,788,936	9.2%
Lloyd I. Miller, III(6)	—	6,657,093	6.9%
Barclays Global Investors, NA.(7)	—	4,847,985	5.1%

II-1

_____________________________________________________________

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)
Includes (1) 3,038,163 shares held by the Yeh Family Trust U/D/T dated August 14, 1995, of which Mr. Yeh and his wife are trustees, (2) 7,579,837 shares held by Golden Eagle Capital L.P. of which Mr. Yeh and his wife are general partners and (3) 90,000 shares held in an IRA account in the name of Bing Yeh. Mr. Yeh disclaims beneficial ownership of the shares held by Golden Eagle Capital L.P. except to the extent of his pecuniary interest therein.

(2)	Includes 30,000 shares held by Dr. Hu’s children.

(3)	Includes 50,808 shares held by the Lui Family Trust dated February 10, 1995, of which Mr. Lui and his wife are trustees.

(4)
As a result of the voting agreements with the Management Group, the Prophet Entities may be deemed to be the beneficial owners of these shares. This information is based solely on a report on Schedule 13D dated November 23, 2009 and filed with the SEC on November 23, 2009 by Parent, Merger Sub, Prophet Equity Management LLC, or PE Management, Prophet Equity Partners Holdings LLC, or PEP Holdings, general partner of PE Partners, Prophet Equity Partners LP, or PE Partners, sole owner of PE Holdings, Prophet Equity Holdings LLC, or PE Holdings, general partner of PE GP, Prophet Equity GP LP, or PE GP, general partner of Prophet, Prophet Equity LP, or Prophet, sole shareholder of Parent, and Ross Gatlin. Mr. Gatlin serves as the President, Secretary and sole director of both Parent and Merger Sub and as the sole management of PE Management, PE Holding and PEP Holdings. As a result of their direct or indirect relationship to Parent and Merger Sub, PE Management, PEP Holdings, PE Partners, PE Holdings PE GP and Prophet, collectively, the Prophet Entities, may be deemed to have indirect beneficial ownership of such shares. The Prophet Entities have no pecuniary interest in such shares and expressly disclaim own beneficial ownership of such shares. The address of Prophet Equity is 181 Grand Avenue, Suite 201, Southlake, Texas 76092. None of the executive officers or directors of Parent or Merger Sub directly own any shares of SST common stock.

(5)
This information is based solely on a report on Schedule 13G/A dated December 31, 2008 and filed with the SEC on February 9, 2009. Dimensional Fund Advisors LP is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts, or the Funds. In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the shares that are owned by the Funds, and may be deemed to be the beneficial owner of such shares. However, Dimensional disclaims beneficial ownership of such shares. The address of Dimensional Fund Advisors is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(6)
This information is based solely on a report on Schedule 13D/A dated November 13, 2009 and filed with the SEC on November 13, 2009. The address for Mr. Miller is 4550 Gordon Drive, Naples, Florida 34102.

(7)
This information is based solely on a report on Schedule 13G dated December 31, 2008 and filed with the SEC on February 5, 2009 by Barclays Global Investors, NA., Barclays Global Fund Advisors, Barclays Global Investors, Ltd, Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited and Barclays Global Investors (Deutschland) AG. Barclays Global Investors, NA. had the sole voting power over 2,443,547 shares and the sole dispositive power over 2,829,429 shares. Barclays Global Fund Advisors had the sole voting and dispositive power over 2,018,556 shares. The address of Barclays Global Investors, NA. is 400 Howard Street, San Francisco, California 94105.

II-2

IMPORTANT

Tell your Board what you think! Your vote is important.  No matter how many Shares you own, please give the Committee your proxy AGAINST the Merger Proposal by taking three steps:

●           SIGNING the enclosed GOLD proxy card,

●           DATING the enclosed GOLD proxy card, and

●	MAILING the enclosed GOLD proxy card TODAY in the envelope provided (no postage is required if mailed in the United States).

If any of your Shares are held in the name of a brokerage firm, bank, bank nominee or other institution, only it can vote such Shares and only upon receipt of your specific instructions.  Accordingly, please contact the person responsible for your account and instruct that person to execute the GOLD proxy card representing your Shares.  The Committee urges you to confirm in writing your instructions to the Committee in care of Okapi Partners at the address provided below so that the Committee will be aware of all instructions given and can attempt to ensure that such instructions are followed.

If you have any questions or require any additional information concerning this Proxy Statement, please contact Okapi Partners at the address set forth below.

Okapi Partners
780 Third Avenue, 30th Floor
New York, NY 10017
Stockholders Call Toll-Free at: (877) 285-5990
Banks and Brokers Call Collect at: (212) 297-0720
info@okapipartners.com

PRELIMINARY COPY SUBJECT TO COMPLETION
DATED JANUARY 15, 2010

GOLD PROXY
SILICON STORAGE TECHNOLOGY, INC.

SPECIAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF
THE SST FULL VALUE COMMITTEE

THE BOARD OF DIRECTORS OF
SILICON STORAGE TECHNOLOGY, INC.
IS NOT SOLICITING THIS PROXY

P     R     O     X     Y

The undersigned appoints [________] and [________], and each of them, attorneys and agents with full power of substitution to vote all shares of common stock of Silicon Storage Technology, Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the Special Meeting of Shareholders of the Company, and including at any adjournments or postponements thereof and at any meeting called in lieu thereof (the “Special Meeting”).

The undersigned hereby revokes any other proxy or proxies heretofore given to vote or act with respect to the shares of common stock of the Company held by the undersigned, and hereby ratifies and confirms all action the herein named attorneys and proxies, their substitutes, or any of them may lawfully take by virtue hereof.  If properly executed, this Proxy will be voted as directed on the reverse and in their discretion with respect to any other matters as may properly come before the Special Meeting that are unknown to The SST Full Value Committee a reasonable time before this solicitation.

IF NO DIRECTION IS INDICATED WITH RESPECT TO THE PROPOSALS ON THE REVERSE, THIS PROXY WILL BE VOTED AGAINST PROPOSALS 1 AND 2.

This Proxy will be valid until the sooner of one year from the date indicated on the reverse side and the completion of the Special Meeting.

IMPORTANT: PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY!

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

[X] Please mark vote as in this example

1.
The approval of the Agreement and Plan of Merger, dated as of November 13, 2009, with Technology Resources Holdings, Inc., a Delaware corporation (“Parent”), and Technology Resources Merger Sub, Inc., a California corporation and wholly-owned subsidiary of Parent.

FOR	AGAINST	ABSTAIN
[ ]	[ ]	[ ]

The Committee recommends a vote “AGAINST” Proposal 1.

2.
The Company’s proposal to vote to adjourn the Special Meeting, if necessary, for the purpose of soliciting additional proxies to vote in favor of the approval of the principal terms of the Merger and adoption of the Merger Agreement.

FOR	AGAINST	ABSTAIN
[ ]	[ ]	[ ]

The Committee recommends a vote “AGAINST” Proposal 2.

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING.

DATED:  ____________________________

____________________________________
(Signature)

____________________________________
(Signature, if held jointly)

____________________________________
(Title)

WHEN  SHARES ARE HELD  JOINTLY,  JOINT  OWNERS  SHOULD  EACH SIGN.  EXECUTORS,  ADMINISTRATORS,  TRUSTEES,  ETC., SHOULD INDICATE THE CAPACITY IN WHICH SIGNING.  PLEASE SIGN EXACTLY AS NAME APPEARS ON THIS PROXY.